Exhibit 3.33

SPRING CREEK COAL LLC

AMENDED AND RESTATED CERTIFICATE OF FORMATION

Pursuant to Section 18-208 of the

DELAWARE LIMITED LIABILITY COMPANY ACT

Spring Creek Coal LLC, a Delaware limited liability company (the “Limited Liability Company”), pursuant to resolutions adopted at a Meeting of its Sole Member held on 6 November 2008, hereby amends and restates its Certificate of Formation as originally filed with the Delaware Secretary of State on 14 July 2008, and pursuant to Section 18-208 of the DELAWARE LIMITED LIABILITY COMPANY ACT, does certify:

FIRST

The name of the Limited Liability Company is Spring Creek Coal LLC.

SECOND

The address of the Limited Liability Company’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD

To the fullest extent permitted by law, the Limited Liability Company shall indemnify and hold harmless any current or former Manager or Officer authorized to act on behalf of the limited liability company as provided in the Certificate of Formation, the Limited Liability Company Agreement or applicable law against expenses, attorneys’ fees, losses, damages, claims, judgments and other liabilities arising from such Manager’s or Officer’s acts or omissions on behalf of the Limited Liability Company or in the furtherance of the Limited Liability Company’s interests except to the extent: (i) the Limited Liability Company may not do so without materially impairing its right to do business; (ii) such Manager’s or Officer’s acts or omissions constitute willful misconduct or negligence or (iii) such Manager or Officer received improper personal benefit on account thereof. The Limited Liability Company shall further have the authority to the fullest extent permitted by law to purchase and maintain insurance providing such indemnification and to advance to any current or former Manager or Officer expenses in connection therewith.

IN WITNESS WHEREOF, under penalties of perjury, I have hereunto set my hand this 30th day of January 2009, and I affirm that the foregoing Amended and Restated Certificate of Formation is my act and deed and that the facts stated therein are true.

/s/ Shannon S Crompton
SHANNON S CROMPTON
Secretary